CONFIDENTIAL
SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF CLAIMS (this "Agreement") is entered into between Andrew Bressman ("Employee") and Troika Media Group, Inc. (the "Company") (Employee and the Company, together, the "Parties"), and is effective as of the Effective Date (as defined in Section 5(d) below), as follows:

Recitals

WHEREAS, Employee and the Company are parties to an Employment Agreement, dated as of January 1, 2022 (the "Employment Agreement");

WHEREAS, the Parties wish to terminate the Employment Agreement, to resolve fully and finally all disputes between them, and to conclude amicably and finally Employee's employment with the Company; and

NOW, THEREFORE, in consideration of the promises, acknowledgments, and covenants contained herein, the Parties agree as follows:

Terms and Conditions

1. Recitals. All of the foregoing Recitals are true and correct and are incorporated as part of these Terms and Conditions.

2. Termination of Employment. The Employment Agreement and Employee's employment with the Company are terminated, effective October 21, 2022, (the "Separation Date"), subject to the provisions of Section 5(d) below.

3. No Admission. This Agreement is not, is not intended to be, and shall not be construed as, an admission that the Employee, the Company, or any Company Releasee (as defined in Section 5(c) below) has violated any law or committed any wrongdoing whatsoever.

4. Payment and Other Consideration.

(a) Subject to the terms and conditions herein, in lieu of any payment that otherwise may be available under any Company policy or the Employment Agreement, in full and final settlement and compromise of all claims released by Employee herein, and in exchange for the promises, representations, and commitments made by Employee herein, the Company will:

(i) Pay wages to Employee, on the first business day after the Effective Date, in the gross amount of Fifty-one Thousand, Five Hundred ~~Nineteen~~ Dollars and Zero Cents ($51,500.00), less applicable federal and state withholdings and all other ordinary payroll deductions (the "Separation Pay"), and issue to Employee an appropriate Form W- 2 reflecting payment of the Separation Pay; GW

(ii) Pay accrued paid time off balance to Employee, on the first business day after the Effective Date, in the gross amount of Forty-Five Thousand, Three Hundred Nineteen Dollars and Zero Cents ($45,319.00), less applicable federal and state

withholdings and all other ordinary payroll deductions (the "PTO Pay"), and issue to Employee an appropriate Form W-2 reflecting payment of the Separation Pay;

(iii) Grant Employee, on the first business day after the Effective Date, 800,000 shares of Restricted Stock Units of common stock of the Company described in the Restricted Stock Unit Award ("Award") annexed to this Agreement as an Exhibit (the "Equity Grant"); the Award shall vest immediately upon issuance on a cashless basis, and the Company confirms that the shares of common stock covered by the Award are covered by a registration statement filed by the Company and shall be freely tradeable without restriction, except that Employee agrees not to sell or transfer the shares issued under the Award until after April 21, 2023; and

(iv) Pay directly to the applicable insurer or provider on behalf of Employee the insurance premiums payable for any post- employment statutory continuation health insurance coverage elected by Employee ("Continuation Coverage") for the period immediately following the Separation Date through December 31, 2023, provided Employee timely elects, continues, and remains eligible for such Continuation Coverage and is not otherwise eligible for comparable employer-provided health insurance coverage from another employer (the "COBRA Pay"). Employee will be solely responsible for paying directly, in full, the premiums for any such Continuation Coverage that continues in effect after December 31, 2023.

(b) Absent this Agreement, neither the Company nor any other Company Releasee (as defined in Section 5(c) below) has any obligation to provide or to deliver to or for Employee any of the Separation Pay, the Equity Grant, or the COBRA Pay, any of which constitutes valid and sufficient consideration for the release in Section 5 below. Accordingly, Employee's right to the Separation Pay, the Equity Grant, and the COBRA Pay shall be conditioned upon this Agreement becoming effective in accordance with its terms and conditions.

(c) Employee admits and concedes that, except as provided in this Agreement, neither the Company nor any other Company Releasee (as defined in Section 5(c) below) has any further, other, or outstanding obligation (contractual, statutory or otherwise) to Employee, and Employee has no right, relating to Employee's employment or relationship with, or separation from, the Company, including without limitation relating to payment or provision of wages, overtime pay, commissions, notice pay, paid time off, payment in lieu of notice, severance, benefits, bonus, fees, or equity.

(d) The Company acknowledges and agrees that the provisions of this Agreement, including, but not limited to, the Employee Releases provided for in Section 5 below, shall only become effective on the Effective Date as provided in Section 5(d) below.

5. <u>Employee Release</u>.

(a) In consideration for this Agreement, Employee (for Employee and Employee's spouse, heirs, executors, administrators, representatives, successors, and assigns) hereby forever releases and discharges the Company Releasees (as defined in Section 5(c) below) from any and all claims, demands, damages, injuries, causes of action, and liabilities of any kind

whatsoever (including without limitation claims for attorneys' fees or costs of any kind), whether known or unknown, that Employee ever had, now has, or may hereafter have against any Company Releasee by reason of any action, omission, occurrence, or transaction occurring up to and including the date that Employee signs this Agreement. Without limiting the generality of the foregoing, Employee waives, and this release shall release and discharge Company Releasees from: (i) any individual and/or class or collective claim directly or indirectly related to, or arising out of, Employee's relationship with or separation from the Company or any other Company Releasee, including but not limited to, any claim or right related to, or arising out of, the Employment Agreement or the Company's 2021 Equity Incentive Plan, including without limitation the grant of Restrictive Stock Units for 1,300,000 shares of the Company's common stock referenced in Section 3(b)(a) of the Employment Agreement; (ii) any individual and/or class or collective claim relating to breach of contract, constructive discharge, fraud, misrepresentation or other tort, hiring, placement, promotion, discipline, work hours, work environment or conditions, demotion, transfer, termination, compensation, wages, commissions, bonus, paid time off, severance, benefits, equity rights, or any other payment of any kind; (iii) any individual and/or class or collective claim for alleged discrimination, harassment, or retaliation, or for other employment-related matters, including without limitation any claim that could arise under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act (ERISA), the National Labor Relations Act, New York Labor Law, New York Human Rights Law, or the Administrative Code of the City of New York, the New Jersey Law Against Discrimination, New Jersey Earned Sick Leave Law, New Jersey Labor Laws, New Jersey Wage & Hour and Wage Payment Laws, New Jersey Family Leave Act, or the New Jersey Conscientious Employee Protection Act; and (iv) any individual and/or class or collective claim based upon any other law of the United States, the States of New York or New Jersey (including any county, municipality, city or town therein), or any other jurisdiction in the world, whether such claims arise under any contract, agreement, statute, regulation, ordinance, common law, public policy, constitution or any other source. By signing this Agreement, however, Employee does not release or waive (i) any vested right under any Company-sponsored or administered group employee welfare benefit or 401(k) plan; (ii) any right to enforce any term of this Agreement, including any right concerning the Equity Grant and any agreement pursuant to which such Equity Grant is made; (iii) any rights or claims the Employee or SAB Management, LLC has or may have under the Separation Agreement, as such term is defined in Section 11(c) below and any right to enforce any term of the Separation Agreement; or (iv) any claim that cannot be released as a matter of law.

(b) In addition, and without limiting the foregoing release, Employee admits and concedes that Employee is waiving (and forever will affirm that Employee has waived) any right of recovery, in law or equity (including without limitation any right to actual, liquidated, compensatory or punitive damages, equitable relief, physical or emotional distress or injuries, attorneys' fees or otherwise) that Employee may have against the Company or any other Company Releasee (as defined in Section 5(c) below) in connection with any legal proceeding (judicial, administrative, arbitral, or otherwise), including without limitation any such proceeding commenced or maintained by any governmental agency or other third party.

(c) For purposes of this Agreement, the term "Company Releasees" shall mean and include the Company, any and all of its related or affiliated entities, parents, divisions, and subsidiaries, and any and all of its and their predecessors, successors, and assigns,

and any and all of their respective former, present, and future owners, directors, officers, employees, agents, representatives, attorneys, insurers, fiduciaries, trustees, administrators, benefit plans, partners, members, equity holders, and shareholders (and any of its or their beneficiaries).

(d) Employee understands that, by signing this Agreement, Employee is waiving rights or claims that Employee may have against any of the Company Releasees, including for example, claims that the Company violated the Age Discrimination in Employment Act, 29 U.S.C. §§ 626, *et seq*., by discriminating against Employee on account of Employee's age. By this writing, the Company advises Employee to consult with an attorney prior to signing this Agreement. The release in Section 5 does not include claims arising from acts or conduct occurring after the date that Employee signs the Agreement. Employee confirms that Employee has had the opportunity to review and consider this Agreement for a period of twenty-one (21) days, and that Employee's decision to sign this Agreement was made freely and voluntarily, on advice of Employee's counsel, and without duress or coercion by any person. Employee may revoke Employee's acceptance of this Agreement during the seven (7)-day period immediately following the date on which Employee signs this Agreement by giving notice in writing of such revocation to the Company by hand or overnight delivery and by email (Attn: Erica Naidrich, Troika Media, ~~45 Main Street, Suite 200, Brooklyn, New York, 11201~~ (enaidrich@troikamedia.com)). Absent such revocation by Employee, Employee's acceptance of this Agreement will become irrevocable on the eighth day following the date that Employee signs this Agreement, and this Agreement will become effective on the later of the date it is signed by all Parties or the eighth day following the date that Employee signs it (the "Effective Date"). In the event that Employee revokes this Agreement, this Agreement will not become effective and will be null and void, and the Company will have no obligation to deliver or to provide any of the Separation Pay, the Equity Grant, or the COBRA Pay, and the termination of Employee's employment shall be null and void.

6. Company Release. In consideration for this Agreement, the Company hereby forever releases and discharges Employee and Employee's spouse, heirs, executors, administrators, successors, representatives, and assigns (collectively, including Employee, the "Employee Releasees") from any and all claims, demands, damages, injuries, causes of action, and liabilities (including, without limitation, claims for attorneys' fees or costs of any kind) relating to or arising out of the Employment Agreement or Employee's employment with the Company, whether known or unknown, that the Company ever had, now has, or may hereafter have against Employee by reason of any action, omission, occurrence, or transaction occurring up to and including the date the Company signs this Agreement. By signing this Agreement, however, the Company does not release or waive (i) any right to enforce any term of this Agreement, including any right concerning the Equity Grant and any agreement pursuant to which such Equity Grant is made; (ii) any claim that cannot be released as a matter of law; or (iii) any claim arising from acts or conduct occurring after the date that Employee signs the Agreement.

25 W 39th St. New York, NY 10018

EN

7. Confidentiality. Each Party forever will keep in strict confidence and will not disclose or publish the fact of, terms of, or amounts set forth in this Agreement, including the fact and substance of all negotiations, communications, and drafts leading to the execution of this Agreement, except (i) as may be reasonably necessary to comply with or to enforce this Agreement, (ii) to the Party's counsel, accountants, auditors, bankers, investors/prospective investors, and insurance carriers, in connection with the performance of their duties, (iii) in the case of the Company, to its current or future owners, parent companies, subsidiaries, divisions, units and affiliates with a business need to know and as long as they too agree to keep the information confidential, (iv) to disclose Employee's post-employment obligations to another, or prospective, employer of Employee; (v) in connection with an action to enforce the terms of this Agreement; and (vi) as required by law or in response to an order of a court of competent jurisdiction or to any subpoena or legal process issued under the authority any such court or by a state or federal governmental agency, provided that the Party from which disclosure has been sought (the "Disclosing Party") (*x*) gives prompt telephonic notice to the other Party upon receipt of such order, subpoena or legal process, (*y*) provides the other Party a copy of such order, subpoena, or legal process promptly after the Disclosing Party's receipt of ii.

8. Cooperation. In connection with any internal Company investigation or the participation of the Company in any current or future litigation or governmental investigation or proceeding that relates to or arises out of events that occurred during Employee's relationship with the Company or about which Employee otherwise may have information not otherwise available to the Company, Employee will cooperate fully and will devote such time as may be reasonably required to confer with counsel for the Company by telephone or remote video conference in providing such information requested by the Company in connection with any such case, investigation, or inquiry, including but not limited to by executing truthful declarations or providing information and/or documents which is not in the possession of the Company and reasonably requested by the Company or its outside counsel. The Company will reimburse Employee for his reasonable and necessary expenses in complying with this Section 8 including but not limited to reasonable attorneys' fees, and Employee will be compensated at the rate of $150 per hour for any time he is required to spend complying with this Section 8 in excess of four (4) hours.

9. Non-Disparagement by Employee. Employee will not (i) make any statement (truthful or otherwise, orally or in writing) or take any action that in any way disparages, or could harm the reputation and/or goodwill of, the Company or any other Company Releasee, or (ii) in any way, directly or indirectly, cause or encourage the making of such statement or the taking of such action by any other person or entity. The foregoing will not prevent Employee communicating truthfully in accordance with Employee's rights and obligations under Section 7(a) above, or from responding truthfully in response to any inquiry required by legal process or requested in a government investigation or proceeding.

10. Non-Disparagement by Company. The Company hereby agrees that it will not (i) make any statement (truthful or otherwise, orally or in writing) or take any action that in any way disparages, or could harm the reputation and/or goodwill of, Employee, or (ii) in any way, directly or indirectly, cause or encourage the making of such statement or the taking of such action by any other person or entity. The foregoing will not prevent any of the Company Representatives, in connection with the performance of their duties, from communicating truthfully in accordance with the Company's

rights and obligations under Section 7(a) above, or from responding truthfully in response to any inquiry required by legal process or requested in a government investigation or proceeding.

11. Integrated Agreement.

(a) Except as otherwise provided herein, this Agreement (i) constitutes a single, integrated contract expressing the entire agreement reached between Employee and the Company concerning the subject matter hereof and (ii) supersedes all previous understandings, promises, and agreements between Employee and the Company, whether written or oral, concerning the same.

(b) Notwithstanding, but without otherwise limiting Sections 2 and 8(a) above, this Agreement will not alter or terminate (i) the post-employment obligations previously agreed to by Employee in Sections 8 through 10 of the Employment Agreement, and Employee represents that he has no property belonging to the Company; or (ii) the Company's liability insurance and indemnification obligations under Section 12 of the Employment Agreement, which obligations shall continue in effect, with the following clarification: (x) the Company's indemnification obligations may be triggered only in connection with a claim, suit, or proceeding that is brought by any third party that is neither a Party nor a Company Releasee and which is not subject to the release provided for in Section 6 of this Agreement; and (y) to be payable by the Company, any legal fee or retainer must be reasonable.

(c) For avoidance of doubt, (i) the Employment Agreement, having been terminated pursuant to Section 2 above, is no longer in force or effect, and, accordingly, the Parties will have no further obligation to one another under the Employment Agreement, except as otherwise provided herein, and (ii) the Separation Agreement dated as of February 28, 2021 between the Company, on the one hand, and Employee and SAB Management, LLC, on the other hand (the "Separation Agreement"), shall remain in full force and effect, with the Company to recommence its only remaining payment obligation thereunder, specifically, the payment of the balance due of consulting fees (a total of $421,245) in eight bi-monthly installments (the first seven of which will be no less than $56,166) beginning within three (3) business days after the Effective Date.

12. Miscellaneous.

(a) This Agreement, including the terms, facts, circumstances, statements, negotiations, and documents relating thereto, shall not be admissible or submitted as evidence in any litigation in any forum for any purpose other than to secure enforcement of the terms and conditions of this Agreement. The introduction or submission of this Agreement under the foregoing exception shall be made pursuant to an appropriate order protecting the confidentiality of the Agreement, provided that, in any such case, the Company will have no obligation to seek such an order. In any action to enforce any term of this Agreement, if the Company prevails, the Company shall be entitled to the recovery of reasonable costs, including attorneys' fees and expenses, at all trial and appellate levels.

(b) This Agreement has been drafted jointly by the Parties and their respective counsel, and the common-law principles of construing ambiguities against the drafter shall have no application hereto. This Agreement should be construed fairly and not in favor of or against one Party as the drafter hereof. Each of the Parties represents and warrants

that it has not relied upon or been induced by any representations, statements or disclosure by any other Party, but has relied upon its own knowledge and judgment and upon the advice and representation of its counsel in entering into this Agreement. The Parties acknowledge that they have been represented in the negotiations for and in the execution of this Agreement by counsel of their own choice and that they have read this Agreement and have had it fully explained to them by their counsel and that they are fully aware of the contents of this Agreement and its legal effect.

(c) Nothing in this Agreement shall have the purpose or effect of prohibiting Employee from: (i) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by, an appropriate local, state, or federal agency; (ii) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee is entitled; (iii) speaking with an attorney retained by Employee or making other legally protected disclosures; or (iv) reporting possible or suspected violations of law or regulation to, or communicating or filing a complaint and/or charge with, law enforcement or any governmental agency or entity, including the U.S. Equal Employment Opportunity Commission, any state or local commission/division on human or civil rights, or any other federal, state or local agency (or cooperating with any such agency in an investigation), but, in connection with any such complaint, charge, or related proceeding, Employee will have no right to any monetary recovery of any kind, as per Section 5 above (excluding any right to whistleblower remuneration from the SEC or CFTC).

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to conflicts of law principles.

(e) Excepting any action for injunctive relief by the Company to enforce any obligation under this Agreement or any surviving obligation under the Employment Agreement, any and all disputes arising under or relating to this Agreement or the Separation Agreement, or concerning Employee's employment or relationship with the Company or any other Company Releasee, will be subject to arbitration in New York, New York, under the then-existing rules of the American Arbitration Association ("AAA") in accordance with the National Rules for the Resolution of Employment Disputes of the AAA. The arbitrator will have authority and discretion to determine the arbitrability of any particular claim, should any dispute arise with respect to such issue. Subject to, and without limiting the foregoing, no action arising out of, or relating to, this Agreement or Employee's employment or relationship with the Company or any other Company Releasee (including any judicial proceeding to compel arbitration or to enforce an arbitration award) will be brought or maintained in any court other than in the United States District Court for the Southern District of New York or the New York Supreme Court for the County of New York (Commercial Division).

(f) This Agreement inures to the benefit of and binds (i) the Company, all other Company Releasees, and any and all persons or entities acting in concert with any of them, and (ii) the Employee Parties, and any and all persons or entities acting in concert with any of them.

(g) This Agreement is personal to Employee, and Employee will not assign this

Agreement or any of Employee's rights or obligations hereunder to any other person or entity. The Company may, without Employee's consent, assign this Agreement, including all rights hereunder, to any Company affiliate or any successor to the Company's business.

(h) Should any provision in this Agreement or any provision of any agreement incorporated or referenced herein be declared or determined by any arbitrator or court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall not be a part of this Agreement. The failure of any Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. In addition, the enforcement or satisfaction of any right or remedy under this Agreement (or any agreement referenced herein) will not relieve Employee of any obligation or in any way limit the release under Section 5. Notwithstanding the foregoing, this entire Agreement shall be a nullity and all consideration paid or delivered under Section 4 of this Agreement shall be repaid and returned to the Company if the release provided by Employee in Section 5 (in whole or in part) is declared or adjudged invalid or unenforceable for any reason.

(i) This Agreement may be signed in counterparts, which together will constitute one agreement. For this Agreement, any signature page delivered by facsimile or email transmission shall be treated in all manner and respects as an original document, and any PDF, photocopy, facsimile, Docusign or other electronic signature shall be treated as an original signature and as enforceable as an original signature. The Company represents that its signatory is duly authorized to execute this Agreement on its behalf, and that such signature is sufficient to bind it.

AGREED AND ACCEPTED:

ANDREW BRESSMAN

DocuSigned by:
Andrew Bressman
33BFEEEF2B28423...

Subscribed and sworn to before me this 26th day of October, 2022

TROIKA MEDIA, INC.

By: Erica Naidrich
Name: Erica Naidrich
Title: CFO

Subscribed and sworn to before me this 26th day of October, 2022

EXHIBIT

RESTRICTED STOCK AWARD
(Attached)

TROIKA MEDIA GROUP, INC.
RSU AWARD GRANT NOTICE
(EMPLOYEE, DIRECTOR & CONSULTANT EQUITY INCENTIVE PLAN)

Troika Media Group, Inc. (the "***Company***") has awarded to you (the "***Participant***") the number of restricted stock units specified and on the terms set forth below in consideration of your services (the "***RSU Award***"). Your RSU Award is subject to all of the terms and conditions as set forth herein and in the Troika Media Group, Inc. **EMPLOYEE, DIRECTOR & CONSULTANT EQUITY INCENTIVE PLAN** (the "***Plan***") and the Award Agreement (the "***Agreement***"), which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or the Agreement.

Participant:	Andrew Bressman
Date of Grant:	October 26, 2022
Vesting Commencement Date:	November 2, 2022
Number of Restricted Stock Units:	800,000

Grant Price: $0.29 per Share. Closing price on October 25, 2022.

Vesting Schedule: All shares shall vest on November 2, 2022, subject to Participant's decision not to elect Participant's rights under Section 5(d) of the Separation Agreement and Release of Claims by and between the Company and Participant ("Separation Agreement"). Should Participant exercise the rights under Section 5(d) of the Separation Agreement, this RSU Award shall be null and void.

Issuance Schedule: One share of Common Stock will be issued at the time set forth in Section 5 of the Agreement for each restricted stock unit which vests or as provided otherwise herein.

- The RSU Award is governed by this RSU Award Grant Notice (the "***Grant Notice***"), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the "***RSU Award Agreement***") may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company. Notwithstanding any provision to the contrary, Participant's continued employment with the Company shall not be a requirement of this RSU Award Agreement. Participant agrees not to sell or transfer the shares until after April 21, 2023.

- You have read and are familiar with the provisions of the Plan, the RSU Award Agreement and the Prospectus. In the event of any conflict between the provisions in the RSU Award Agreement, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

- The RSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this RSU Award.

Troika Media Group, Inc.:	**Participant:**
By: Erica Heidrich Signature	DocuSigned by: Andrew Bressman 55BFEEEF2B28425... Signature
Title: CFO	Date: 10/26/2022

ATTACHMENT I

TROIKA MEDIA GROUP, INC.
AWARD AGREEMENT
(EMPLOYEE, DIRECTOR & CONSULTANT EQUITY INCENTIVE PLAN)

As reflected by your RSU Award Grant Notice ("***Grant Notice***"), Troika Media Group, Inc. (the "***Company***") has granted you a RSU Award under the **EMPLOYEE, DIRECTOR & CONSULTANT EQUITY INCENTIVE PLAN** (the "***Plan***") for the number of restricted stock units as indicated in your Grant Notice (the "***RSU Award***"). The terms of your RSU Award as specified in this Award Agreement for your RSU Award (this "***Agreement***") and the Grant Notice constitute your "***RSU Award Agreement***". Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your RSU Award are as follows:

1. GOVERNING PLAN DOCUMENT. Your RSU Award is subject to all the provisions of the Plan. Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2. GRANT OF THE RSU AWARD. This RSU Award represents your right to be issued on a future date the number of shares of the Company's Common Stock that is equal to the number of restricted stock units indicated in the Grant Notice as modified to reflect any Capitalization Adjustment and subject to your satisfaction of the vesting conditions set forth therein (the "***Restricted Stock Units***"). Any additional Restricted Stock Units that become subject to the RSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 3 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your RSU Award.

3. NO STOCKHOLDER RIGHTS. Unless and until such time as shares of Common Stock are issued in settlement of vested RSUs, you will have no ownership of the shares allocated to the RSUs and will have no right to vote such shares. You shall receive no benefit or adjustment to this RSU Award with respect to any cash dividend, stock dividend or other distribution that does not result from a Capitalization Adjustment; provided, however, that this sentence will not apply with respect to any shares of Common Stock that are delivered to you in connection with your RSU Award after such shares have been delivered to you.

4. OMITTED

5. DATE OF ISSUANCE.

(a) The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. In the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Restricted Stock Unit that vests on the applicable vesting date(s) (subject to any adjustment under Section 3 above, and subject to any different provisions in the Grant Notice) and in accordance with the exercise instructions of the holder. Each issuance date determined by this paragraph is referred to as an "***Original***

Issuance Date."

(b) If the Original Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. In addition, if:

(i) the Original Issuance Date does not occur (1) during an "open window period" applicable to you, as determined by the Company in accordance with the Company's then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company's policies (a "***10b5-1 Arrangement***)).

(c) To the extent the RSU Award is a Non-Exempt Award, the provisions the Plan shall apply.

6. TRANSFERABILITY. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution.

7. CORPORATE TRANSACTION. Your RSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

8. NO LIABILITY FOR TAXES. As a condition to accepting the RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the RSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.

9. SEVERABILITY. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

10. OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by rules promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge the terms of the Company's Unlawful Insider Trading Policy.

RESTRICTED UNIT AWARD
ELECTION FORM

Instructions: Please complete the following with respect to:

· The timing of payment of your RSUs; and

· Your designated beneficiary.

Please note that your elections will apply to all of your RSUs (whether previously awarded, currently awarded or to be awarded in the future), and that failure to file any election means you have elected the Plan Default Payment Provisions. VERY IMPORTANT: IF YOU PREVIOUSLY RECEIVED RSU GRANTS FROM TROIKA MEDIA GROUP, YOU ARE ONLY PERMITTED TO MAKE AMENDED ELECTIONS.

Initial Elections: You may make or change your payment elections at any time within the 30 day period after you first are granted RSUs by completing another Payment Election Form and submitting it to the Company. If properly completed and timely filed, your Payment Election Form will become effective upon receipt by the Company.

Amended Elections: After your initial election period, you may change your payment elections only if: (a) the new election is made **not later than 1 full year prior** to the date on which you cease to be an employee or director of the Company, (b) the new election does not accelerate the time or schedule of payment (e.g., you cannot elect to change from installments to a lump sum; and you cannot elect to accelerate time of payment), and (c) the first payment must be deferred for at least 5 years from the previously selected payment date (except for elections to change the time or form of payment not related to death or disability). If properly completed and timely filed, an election change will supersede any prior elections made by you immediately upon receipt of your Payment Election Form by the Company unless your service as a director or employee terminates within 12 months of the receipt of your changes. In that case, your elections are considered to be (1) those reflected on the last Payment Election Form properly completed and timely received by the Company more than 12 months prior to your service termination date or (2) if there is no Payment Election Form properly completed and timely received by the Company, those under the Plan default provisions. We refer to the date on which your service as a director or employee terminates as your "Service Termination Date."

Form of Payment: Choose **one** of the following:

[x] Lump Sum Distribution

[ ]Annual Installments *(if you choose this option, indicate below the number of annual installments desired, which may not exceed 10):*

No. of Annual Installments: ______

Timing of Payment: Choose **one** of the following to indicate when you would like your lump sum distribution or your first annual installment, as applicable, to be made:

[x] As soon as practicable;

[ ] Other: ______________________________

Date 10/26/2022

DocuSigned by:
Andrew Bressman
55BFEEEF2B28425...

Signature

RESTRICTED UNIT AWARD
BENEFICIARY DESIGNATION FORM

Instructions: If you have not designated a beneficiary for your Restricted Unit Awards ("RSUs") OR if you would like to change your previously designated beneficiary for your RSUs, please complete the following.

You may change your designated beneficiary at any time by completing another Beneficiary Designation Form and submitting it to the Company.

Beneficiary Designation:_

Please indicate below the name of the person to whom you would like your payments to be made upon your death (if you do not designate a beneficiary, payments will be made to your estate):

____
____
____

I understand that this Beneficiary Designation Form supersedes any prior Beneficiary Designation Form for my RSUs.

Date ________________________ ____
Signature